THE INFORMATION CONTAINED IN THIS TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF NEWTEK BUSNIESS SERVICES CORP.'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALL. IN NO WAY DOES THE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED IN THIS TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS. Event ID: 140818360302 Event Name: Q2 2021 Newtek Business Services Corp Earnings Call Event Date: 2021-08-11T12:30:00 UTC P: Operator;; C: Barry Scott Sloane;Newtek Business Services Corp.;Chairman, President & CEO C: Nicholas J. Leger;Newtek Business Services Corp.;CAO P: Mickey Max Schleien;Ladenburg Thalmann & Co. Inc., Research Division;MD of Equity Research & Supervisory Analyst P: Paul Conrad Johnson;Keefe, Bruyette, & Woods, Inc., Research Division;Associate P: Rob Brock;West Family Investments, Inc.;Portfolio Manager & Risk Manager P: Robert James Dodd;CIMB Research;Research Analyst P: Scott Sullivan;; P: Unidentified Analyst;; +++ presentation Operator^ Good day. Than for standing by, and welcome to the Newtek Business Services Corp. Q2 2021 Earnings Conference Call. (Operator Instructions) I would now like to hand the conference over to your speaker today, Barry Sloane. Thank you. Please go ahead. Barry Scott Sloane^ Thank you very much, operator, and welcome, everybody, to the Newtek Business Services Corp. Second Quarter Financial Results Conference Call. I would also like to announce and welcome Nick Leger, our EVP and Chief Accounting Officer, who will share the presentation with me today. I'd like to point out to all listeners that they can follow the presentation by going to our website, newtekone; newtekone.com. Go to the Investor Relations section, and there actually are two decks as part of the presentation. Deck #1 will be the second quarter 2021 financial results conference call. Deck #2 will be the second addendum to the investor presentation dated August 3 with the current date of August 10 on it. So we'll be using both of those decks today.

We're excited to report our first half earnings as well as our forward look for the second half of the year. Company is doing real, real well. We have a bright future; company and business, extremely well-positioned. We have also addressed some slides to talk about talent pool that we've recently added. And obviously, a lot of people are intently focused on the results that we put out last night through the first half and the second half as well as the recent announcement of a contract to acquire National Bank of New York City. Before I get into our focus today, which obviously will be focusing on the company's performance as well as the acquisition, I do want to point out that there clearly has been more activity and questions coming into the company relative to the acquisition. Broadly speaking, because we'll get into this a little bit deeper, we've got the same business, Newtek was the same business a month ago, it will be the same business a month forward. We basically -- if, in fact, the transaction goes through, and we expect that it will, which is why we moved forward on the transaction and we'll be recommending it most likely to shareholders. It's the same business in a different structure, I think that's what's real, real important. This business has been built over a long period of time. We do most of the things that banks currently do, we were excited about converting to a BDC in November of 2014 when that made the most sense for the company and its shareholders, and we're excited about the potential conclusion of the transaction, subject to regulatory approval and shareholder vote. So we look forward today to discussing our earnings in the first 6 months of the year, recent quarter projections going forward, and the real strong performance that we've had. I'd like to call everyone's attention to Slide #2 of the conference call or review earnings deck. And on Slide #2, we talk about proven shareholder value creation and track record of successful growth. Important to note, Newtek has always been a growth company. When I say a growth company, growth in revenue and growth in earnings. So when you take a look at our stock price year-to-date, through August 5, 2021, up 42% for the year; 10-year return, 754%; 5-year, 222%; 3-year, 71%; and 1 year over the last 12 months from that particular date, 50%. I think it's once again important to note that the reason why we're able to generate these returns and these include dividends plus share appreciation is the company is a growth company, it's always been a growth company, and we believe that despite the fact that the business development corp. has been a great vehicle, our ability to grow the business, grow the cash flows, are better suited from a total rate return basis in a bank holding company. So we believe that the transaction that we have announced and hope to proceed forward with is a great transaction for all shareholders. I have to point out that if you would have earned a 10% dividend with no appreciation over 10-year period of time, that's a 200% return. Obviously, there are dividend-oriented shareholders that are somewhat concerned about not getting that regular cash flow. Well, if you've got share appreciation, you could just get that cash flow by periodically selling off pieces of your shares. At the end of the day, Newtek Business Services Corp. in its form will continue to be going forward and has always been a growth company, growing its cash flows. We're excited about reporting our third quarter results, our first quarter -- our first half results and projections. Let's go to Slide #3. Important adaptability of Newtek business model. Well, nobody expected a pandemic to really wreak havoc on our health and business in 2020 and 2021. So clearly, these were extremely challenging years in our 23-year operating history. We were able to demonstrate the ability to shift our business model quickly, and I think that's really important. Being able to transform to current market conditions and position yourself so you could provide good results for all of our stakeholders. We've also proven that Newtek in its current form is vital to the economy. And essentially, you could look at what we have done, particularly with respect to our SBA activity. We partnered with the government. And for all of us, we can see going forward, particularly in the foreseeable future, government keeps getting larger and larger, partnering with the government is not a bad position to be in. And I think the financial results that we've been able to deliver through a tough 2020 and 2021 have demonstrated that. We believe the company is firing on all cylinders. Well, what does that mean? As the economy opens up, we believe that we'll be able to grow our payments business, our tech solutions business, insurance agency, payroll, and shift the lending focus from PPP, which is a product that effectively sunsetted with the exception of forgiveness, which we're working on with our customers and shift the lending focus back to the 7(a), 504, non-conforming, and secured line of credit. We think Newtek is extremely well-positioned to capture those market opportunities. And for those investors that aren't totally familiar with our model, and there are many new investors that are attending today's call. When we go out to the marketplace, we have a big funnel. Businesses come to us, not for a PPP loan or a 7(a) loan or -- they come to us for financing. And we'll talk about the amount of referrals that we get. The referrals come in the funnel, we use technology to parse that funnel out to get borrowers prequalify quickly, and then figure out what the right product is. So from us, the shifting of PPP, the 7(a), the 504, the secured line of credit or non-conforming, that's just what we do. It's what we've always done. This is not a big issue for us, and we're excited about being able to continue the success and the profits and the capability that we've demonstrated over the last 1 year, 2 year, and actually 10 years over the course of time. We will provide forecasts across several key metrics for 2021 and really reflect the growth of our many, many-faceted earnings stream, whether it's from payments, tech, whether it's on sale income, whether it's servicing income or spread income. We're very excited about what we are doing and what we're positioned going forward. We're also indicating that on a going-forward basis, given the potential change to a bank holding company, our forecast in 2022 will be limited to a quarterly basis. So approximately 30 to 45 days, we hope to give some additional transparency and forecast, a dividend for Q1 2022. Going to Slide #4, 2021 key metrics. We've clearly positioned ourselves for a midpoint dividend of $3.15 for the year. That will be a 53% increase over the year prior. Our SBA 7(a) loan forecast for the year, $550 million to $600 million, we dropped the lower end from $580 million to $550 million. From our perspective, there's been tremendous receptivity for price appreciation, which we'll talk about. So our gain on sale metrics can easily be met within this new footprint or I should say, forecast of a range. This isn't necessarily indicative of anything, of the slowdown or of a change in growth. As a matter of fact, we outperformed in the second quarter, our PPP fundings, where we funded $722 million worth of loans instead of a previously forecast analyst review of $600 million worth of those loans. So this is just a little bit of a shifting around, and we feel very comfortable with these changes. Our 504 business, we're forecasting $125 million to $150 million. That's up from a previous forecast of $125 million. And we'll talk also a lot about our non-conforming conventional loan business going forward, clearly, a growth engine, particularly in 2022 and beyond. Let's go to Slide #5. So on August 10, the company's Board declared a third quarter dividend of $0.90 a share. That's a 55% increase over the same quarter last year of $0.58. And with the payment of the third quarter dividend, we've paid out $2.10 over the first 3 quarters of 2021, that will be a 32% increase. And if our forecast is accurate, the fourth quarter should deliver $1.05 dividend or 123% increase over the fourth quarter of the prior year. So -- or prior year and prior quarter. Once again, we're reaffirming our dividend forecast range with the midpoint of $3.15, and we look forward to continuing to hit on all cylinders as we go through the third quarter and the fourth quarter. Moving to Slide #6, the second quarter financial highlights. The difference between the second quarter and the first quarter were primarily dominated by a shift in PPP revenue recognition where we had, in 2020, more PPP revenue recognition in Q2 than Q1. In 2021, that was more of PPP income from the first quarter to the second quarter. So you could see, there was a little bit of a shifting around. I think important to note, adjusted NII for this particular recent quarter that we're reporting today came in at $27.1 million, $1.20 a share. Although it was a decline from the year prior, it was clearly a stronger number than consensus estimates by about $0.46. We had a $0.77 guess, a $0.65 guess, and $0.81 guess, fourth analyst didn't guess but we were able to beat the numbers primarily based on the outperformance of the PPP business and the ability to actually close and fund, I believe, close to 16,000 units for the year and it's particularly around the PPP funding. Net asset value also increased at June 30 from $16.38 a share to $15.45 on December 31, 2020. On Slide #7, we're talking about PPP resources, which are really important. We're estimating and obviously, this is subjective, about 65% to 70% of our resources in lending that were focused on PPP financing are now going to be shifted to the other four product lines. Once again, I think it's important to note, and I'll go into this a little bit further in the presentation. In calendar year 2019, there was no PPP. There was no pandemic. It was a very clean year. We're going to look to give analysts and investors somewhat of a base of what we think we can project going forward, taking some of the PPP noise out. But we're excited about the shift of resources. The shifting of the resources is going to give us the ability to do more business in 7(a), 504, non-conforming, and secured lines of credit. I should also note that given the volumes that we did, particularly with respect to units, we wound up making 46 net new hires in the calendar year of 2021, and that's not over yet, about 25% increase in staff. So for those of you that are trying to figure out, gee, your expense is going up, are we able to handle it. We're very comfortable as we're growing our revenue side to be able to grow our headcount. We also believe that we're getting greater returns on our equity and our assets by doing this as we make technological changes. One of the technological changes that we've made is we're pushing out fact-finders to referral partners early, and we're giving referral partners the ability to set calendar invites for our internal staff. These are all things that are expediting our ability to get loans into pre-qual and underwriting sooner and earlier and larger to get to these borrowers real quickly. Moving forward to Slide #8, our 6-month comparison ended June 30, 2021, versus June 30, 2020. Increases of total investment income, ANII, I'll point out that ANII, up 43% for the year. Net investment income actually was a slight decrease. I will comment that in Q1 and Q2, we did not distribute any income coming up from the portfolio companies to the BDC to be paid out in the form of a dividend; that was held back. That was a conscious decision at each particular portfolio company. That cash and earnings still resides at the portfolio company, which can be dividended or distributed out in the future when needed. In the meantime, it's good to have that cash, we could use that cash to lend to the BDC to make loans or provide greater returns on capital. But I think it's just important to note that withholding of that dividend, I do believe does provide a negative drag on net investment income. Once again, we're excited and we believe that the 6-month results give us a more accurate depiction of the company's performance, particularly due to the uneven distribution of PPP income between Q1 and Q2. On Slide #9 and Slide #10, they kind of go together a little bit. There's been obviously a lot of discussion on forecasting. We try to be conservative in that, but try to give as much transparency and ideas for the investment community and analysts to base some of the forecasts, particularly given as things are changing and potentially capital structures and legal structures are changing. So as I mentioned, we plan on issuing 2022 Q1 dividend guidance in the next 30 to 45 days to give greater transparency to the market relative to our next few quarters of operations. And I think it's important to note that in 2019, the full year NII was $2.33. And I bring that up, and people have said, would you

-- why are you bringing that up? Well, you've got PPP noise in 2020 and you've got PPP noise in 2021. And I say noise, that was good noise and a very good indication of how the company is able to shift through change in conditions, change in market conditions as well as changing technology and structure. So we look at that as a good base ANNI (sic) [ANII] to try to establish a projection in the future for what gross earnings can be. I'd like to draw everyone's attention to Slide #10. So you can take a look at the adjustment of NII and the trend in the forecast. And as I said at the beginning of the presentation, Newtek Business Service Corp. is a growth company. It's a growth company. It's been able to grow its earnings on a regular basis. And as you could see, the trend here is clearly up. You could put some fairly high numbers when you actually calculate what the trend is over that period of time. Obviously, we were affected by the pandemic in 2020 with really primarily relying on PPP and taking hiatus in some aspects of our business lending with a uncertain unquestionable view towards credit, which I think at this point in time, has primarily corrected itself. But I think it's important to note that the Street estimates for 2022 going forward as a BDC, approximately $2.29 is the average amongst the four different participants. And I look at the $2.29, and look at what we did in 2019, I'd say that's -- there's no growth. And frankly, I just don't see it. So whether you put a 25% number of growth a year, you put a 15% number or a 10% number or a 5% or 0 or negative, put whatever number you like on it, I think this is a good way for all of us to try to calculate what's our earnings capability going to be as we go forward. Now we want to be careful, try not to confuse the market too much relative to the transition of becoming a bank holding company versus a BDC. So we'll do this in bite sizes. But for many of you, hopefully, this will give you a good base to configure what we look like. The one thing I'm fairly -- I feel fairly strongly about, we are significantly bigger, better, stronger, more efficient company in 2021 going into 2022 than we were in 2019. And I feel great about our prospects. I hope that analysis is helpful to investors and the analyst community. Going forward to Slide #12. We talked about our PPP results, $722 million of loans, 15,800 units on an aggregate basis in 2020 and 2021, 26,000 PPP customers that are all available for discussion about other things that we could do for them, $1.9 billion worth of loans; I will point out that in excess of 99.6% of all these loans were sold to third parties. So no balance sheet implications, just income and move them off the balance sheet. I think most people on this call are familiar with all the PPP information. There's information on our website to take a look at what PPP program was about, which we talked extensively about in prior calls, if you need to get that data. On Slide #13, we talk about our SBA 7(a) fundings, which we're transitioning back into on a very full basis. $94 million of loans during the 3 months ended June, $198 million for the first 6 months, forecasted range $550 million to $600 million. And once again, reshifting or redeploying of assets. We have held over approximately $26.7 million of guaranteed portions of SBA loans that are available for sale going forward. Slide #14, just some information on other portfolio companies, particularly NBL, Newtek Business Lending. Newtek Business Lending is our origination unit that does the 504 loans and also originates non- conforming loans for the joint venture. We funded or closed $49 million of 504 loans for the 3 months ended June. There was nothing that was done in that quarter in the year prior, and $72 million for the first 6 months, that's a $18 million increase over the 6 months of last year. And we bumped our fundings up in a range of $125 million to $150 million. Our credit facilities of $175 million with Deutsche Bank, Capital One Bank, respectively, are in place. On Slide #15, there's a good snapshot of our pipeline. You could see it's real strong, robust, puts us in a great spot to be able to fund, close 7(a) loans in Q3 and Q4. And well beyond that, we're really excited about the shift back to regular courses of business as business owners are looking forward to getting back on track and growing through the effects of the pandemic. On Slide #16, obviously, COVID-19 and the pandemic affected our workforce. We were able to shrink our real estate footprint by closing down offices in Milwaukee, Irvine, San Antonio, Dallas and New York City. We've demonstrated the company has been able to manage our employees efficiently working remotely through our Time Tracker program, which gives us the ability to monitor and manage remote workers with respect to time on the phone, and who they're calling, outbound calls, inbound calls as well as knowing what customers they service within different hours of the day. And our staff has been able to benefit by not having long commutes. So we have adopted well to the remote work environment. We do believe going forward, we'll operate on some kind of a hybrid structure. We thought that go back to work might begin September 1, given the current conditions that might get pushed back another month or so, but we do plan on getting back into the office and develop as well as a great environment for people to work out of their house, a sense of camaraderie, coordination, communication by coming to the office a couple of days a week. Slide #17, for those that aren't familiar with our ability as a SBA lender, under the 7(a) program, there's some good data on here, which really just talks about the profitability of the program, our ability to access the markets through rated securitizations with average uninsured but non-subordinated participation certificates of $170,000 and fairly high attractive coupons on the uninsured of 6% floating with no caps. Slide #18 talks about growth in loan referrals through our patented new tracker system, which would be something that clearly would carry over to the bank and the bank holding company. Once again, getting 109,000 loan referrals. Many of these loan referrals were qualified for more traditional types of bank lending, C&I loans, commercial real estate loans that we're able to fund with our lower cost of retail deposits. I think it's important to note that we don't see National Bank of New York doing car loans or consumer credit cards, we will be focused on the things that we currently do best, which is lend money, process payments, which we do through our payment processor, provide payroll and other cash management systems for our business clients. We'll talk about that NewtekOne Dashboard, which we had talked about in previous presentations. So once again, not a major change in shift in business. But important to note, we get lots of referrals. We have a database in near time of 1.5 million customers in our database. 1.5 million that have passed a referral to Newtek, seeking a product or a solution in one particular area or another. The cross-selling efforts should be enhanced significantly through the NewtekOne Dashboard, which is clearly a bank product that we'll be rolling out. The one solution for all your business needs. To be able to go to that dashboard, see your deposits, see your loan information, be able to make your payroll, be able to get human HR tools right on the dashboard. They will be able to have all of your important organizational documents saved and stored there. Obviously, a lot of these forward-looking comments relative to the bank are subject to regulatory review and approval by our application through the Federal Reserve and the OCC. But these are the things that we are -- we believe and are hopeful that we'll be able to do if the regulators approve our transaction and if the shareholders vote for the conversion into a bank holding company. Our 18-year track record of loan assembly, underwriting and technological expertise really has made it a leader in the areas of lending, and we look forward to getting through this pandemic and its finality and getting back to a more normalized business process. Slide #19 talks about premium trends. One of the reason why we were able to cut back on the amount of loans we're doing is because of these higher prices that we're getting. And these higher prices should go away by September 30. I say that because due to the COVID relief bills passed in Congress, some of the fees that were charged to borrowers and originators, like ourselves, were waived, which enabled us effectively to sell higher coupons. Projecting forward, I would look at the numbers from 2016 to 2020, maybe even part of -- way through 2021, give us a little bit more normalized type pricing for gain on sale. But clearly, this has been helpful to us. We've taken advantage of it, and we realize that based on our projections, we'll go back to a more normalized type of a market, which we saw as a company way back when in 2019. Slide #20 shows the seasoning of our portfolio, real important. We have a seasoned portfolio that's primarily sitting in securitized structures. That's good. We have an analysis in our deck that -- from Standard & Poor's, it basically shows when defaults are particularly occurring or accelerating. So we're comfortable that. Obviously, we're doing new loans to put on the books, but our seasoned portfolio, hopefully, has experienced a good portion of the stress relative to seasonality. With that said, we're still going through the effects of the pandemic. A lot of businesses that are coming out of the pandemic are struggling somewhat. But so far, we feel pretty good about how our portfolio was performing as evidenced by our currency analysis of our currency portfolio on Slide #21. So we see that from 3/31/2021 to 6/30/2021, slight deterioration, but not significant. Obviously, we've had the reduction of the 1112 payments for a quarter. So we were comfortable that there wasn't a major shift in those particular metrics. Slide #22 and 23 are slides we've used for 15 years, I believe, in these calls. So for those of you that are not familiar with it, it will show how an SBA 7(a) loan is funded, how the government guaranteed piece gets sold, how income is booked and how cash is created. Slide #24, going into the portfolio company review. These are our controlled portfolio companies. Our 504 loan program, we talked about how well it's done this year versus last, particularly with growth in originations, looking for $125 million to $150 million. I do not believe we've dividended money up from NCL, I believe, in the first or second quarter. That's dollars that will go back into making additional loans that potentially can get distributed in Q3 or Q4. Slide #26 demonstrates for those that aren't familiar with 504 lending. It gives the ability to make a 90% LTV loan to a business owner that's fully personally guaranteed. When we make the loan with respect to our underwriting guidelines, the SBA and the Community Development Corp., the CDC has already approved it. Therefore, the 40% second lien gets taken out by the government, we're left with a 50% first lien, which we typically sell into the market for gain on sale; Slide #27 is illustrative of that. So when you look at our 7(a) business, getting high returns on equity and assets, our 504 business, also high returns on equity and assets, you could see why we're able to generate larger returns, obviously, as a BDC for other BDCs, and we do believe that, that will carry over into a bank holding company and bank structure, once again, subject to regulatory review and a shareholder vote. Slide #28, we talk about our conventional loan program. We are working at the moment on a potential small private securitization with our partner in the first JV. We're excited about that, we think that will give us good validation. And on Slide #29, we signed up a second joint venture partner and currently working on a third. These programs do take a while to put into place with respect to getting the securitization done, getting our leverage lines in place. But we feel pretty good about the program, and we expect to fund up the $50 million of non-conforming conventional loans, either through JVs or on our balance sheet through the second half of the year. Slide #30, we talk about our payment processing companies, that being Mobil Money and Newtek Merchant Solutions. We've come up with a total enterprise market multiple value of 8.5x. 2021 EBITDA numbers, we feel good about that. And I also want to make a note that we also did not distribute earnings out of NMS or NTS through the first half of this year, and that's something that can be done. In addition, it could also provide funding to the BDC for making loans. So we've got a lot of flexibility in our business model. That's an important aspect of investing in Newtek, to have many different levers, many different diversified streams of income, and we try to be as transparent as we can to our analysts and the investment community. Slide #31, we talked about our payments business in the prior slide. We obviously have an increase in record volume coming off of the pandemic. We anticipate continued growth in processing volumes for the remainder of 2021. Slide #32, we talk about one of our important solutions. It will be very valuable, particularly in the bank holding company or bank structure, being able to provide POS software directly to a customer to enable them to do their payroll, e-commerce, integrate to their accounting GLs, integrate the e-commerce and the in-store, integrate to food delivery services. We already have an existing book of business in this particular space, and we're very, very excited about everything that we're doing in the payment space, particularly with our software solutions. Slide #33, technology portfolio companies. We have a real nice turnaround in NTS. We're forecasting revenue between 40 and $50 million for 2021 and EBITDA of about $6.2 million, a very realistic multiple of 6.7x, particularly for a growing tech business. This business, obviously, had grown had a consolidated EBITDA in 2020, about $4.3 million. So, we're looking at $6.2 million for this year. And we're excited about what we're doing in tech solutions. I want to encourage listeners and analysts go to our website, see what we do there. We're not just a valuated reseller. We are able to provide great solutions to our customers, manage their technology 24/7. Moving to Slide #35. Just as a comment, we've recently embarked on several broker-dealer initiatives as more broker-dealers have RIAs and brokers working remotely to be able to give them their total solution, charge them on a per seat basis and really enable people to work at home safely, securely with 24/7 helped us to be able to do remote compute. I think once again, we see cloud services as a significant market opportunity, and Newtek is very well positioned for that. Slide #36. We talk about our payroll and insurance solutions. We're excited about the performance of those businesses. They have historically been slow growth. They're growing nicely this year. We'll probably have some more information at the end of the third quarter. And we look for them to finally begin to contribute to earnings and dividends to the BDC. Slide #37, in summary of our earnings report for the first half this year with our forecast in the second half as a BDC. Clearly, we've demonstrated a diversified business model, a proven track record and ability to take a business that consistently outperform the Russell 2,000 and the S&P 500 for over a decade. We have over 19 year history through lending cycles and great depth of management. I think it's important to note that management's interests are very much aligned with shareholders. I think that's very important. We own about 5.1% of the outstanding shares. We love dividends. We love share appreciation. We are an internally managed BDC. I think that's important to note, so we're not getting paid for growth in assets. We're getting paid for performance. Very important to note.

I will comment that from an individual perspective, my cash bonus for last calendar year was 0. I did get long-term compensation in form of stock for 12, 24 and 36 months' worth of work. But in Newtek, you perform, you get paid, you don't perform, you don't get paid. So, we believe that what we're suggesting is not self-enriching any of the executives or people from making this decision. We believe this is in the best interest of all of our shareholders and stakeholders. And that's why we've contracted by National Bank of New York City and look forward to discussing that transaction a little bit further, so I'd like to turn everyone's attention to the second deck, the second addendum to the investor presentation dated August 3, 2021. I want to also relay that information regarding the proposal to withdraw Newtek's election to be treated as a business development company will be contained in the Newtek proxy statement when the document becomes available. Stockholders should read the proxy statement when such document becomes available. The proxy statement may be obtained, free of charge when available from the SEC EDGAR website and the company. So with that said, I'd like to turn everyone's attention to that particular deck, I will probably read this again at the inclusion of this discussion, just to make sure everyone's heard it. So looking at the information that's in the second deck for today, the purpose of this deck separate real important salient facts, provide some more information, why we think we make sense dropping our business into a bank holding company and subsequently buying a bank. I think people say, Gee, why are you buying banks, banks are out of favor, but we like banks. Well, being that banks are out of favor and being able to buy a bank at 100% of book is a good thing. Why sell-out of BDC, interest rates are low, people are buying yield? Well, that may not last forever. And particularly, as we're looking at current market conditions and rates rising, we just think that this is, given our current business model, which is a growth business model, we're better situated in a financial structure. To be able to benefit from a better growth structure than a BDC, which is really not situated, typically as a growth structure. Let's go to Slide #3. So, as we go to Slide #3, it's a slide that talks about the actual transaction to acquire National Bank of New York City, basically a $20 million cash price for book, intensified at 100% of book. And we believe that we can add to National Bank of New York City is a great digital platform to be able to provide financing and digital solutions. We believe we can transform our combined entities into a technology-enabled bank. We believe that we don't need nor do we want or desire a large real estate footprint, nor do we need or want or desire commercial bankers all over the United States. We are a technology- enabled bank, utilizing technology to provide the best products, services and solutions to our customers. And I think it's important to note, Newtek's got approximately 450 employees. So, we're not short of human beings that can work with clients digitally or telephonically to be able to provide the solutions that they need for loan assembly, for payment processing, for tech solutions for insurance and payroll. I'd like to go forward to Slide #4, and this is an anticipated well- capitalized institution, that being Newtek Bank & Trust, the banking subsidiary and the potential holding company. You could see looking at these ratios. And once again, this is illustrative of what our current capital base looks like plus a projection or an estimate what the bank will look like on a going-forward basis. You've got -- when we say the other day, this is a well-capitalized bank, some people go, Oh, it's 10, it's 11, that's 12. No, we have a lot of capital going into this particular institution. So, the holding company and the bank will prospectively on a gas on an educated assumption start-up as a well- educated institution. Slide #5. Once again, our potential profitability targets for the bank holding company. For those people that invest in banks, a bank with strong ROA, 1.5% maybe some are 2%, why are we able to achieve these? Well, we've got a business model that is a growth-oriented model. We are of the business model that we've managed over the course of time and been able to perfect it where others have not really done that well in SBA 7(a) lending, or 504 lending or payment processing, or payroll solutions and be able to put those into this structure. Obviously, diversifying our cost of funds, continuing to use some commercial sources of funding. And use core retail deposits, which tend to be more sticky and a lower cost, clearly beneficial. You could see that by increasing those deposits, we'll be able to generate higher rates of return. You could see these profitability targets on an after-tax basis. We believe keeps us in the game with respect to potential market multiples on similar institutions and product categories, which all of you can make those assessments yourself. Even in the stress case, where deposit costs are higher than we currently estimate, we're still able to generate very exciting ROAs and returns on average tangible common equity. Let's go to Slide #6. Profitability targets. Well, a lot of bank holding companies and banks today, they love to get that other income versus spread income. So, most banks are primarily driven by interest income less the cost of deposits. It's fairly stable, not very exciting. That's why banks typically trade at book, and it's typically why they can't grow very much. However, we're seeing that the world is changing and the market is changing. And tech-enabled banks such as LIBOR bank, Square, SoFi and other institutions like LendingClub are positioning ourselves in the market to be able to safely and conservatively grow the book and grow earnings and revenue over time. So when you look at -- on Slide #6, the pretax income of the business lines, you got payments, you got tech, you got payer. You got you have all these other incomes that are coming in. You've got a gain on sale, you've got servicing income. And you could see that we do believe and would target, obviously, this particular bank holding company and bank to be a growth vehicle. Going to Slide #7. These are benchmarking illustrations of where we'd like to take the institution. Obviously, if you look at ROAs significantly higher than traditional banks that are not tech enabled, same thing for return on average tangible common equity. And obviously, we start off with high percentage ratios of tangible common equity, significantly higher than most other institutions in the space. So, when we hear about comparisons to NAV in tangible book, that's fine. There are others that may compares to that, and there's some that may not. There are some that might just look at growth of earnings over time, which we're anticipating and potentially projecting, and all of that will show up in the proxy prospectus. I think it's also to note the price multiples of some of our competitors in the market, whether it's tech-enabled bank, or commercial finance companies, we look -- we do believe we look more like them than the traditional bank that's making car loans, or credit card loans to consumers. I'd like to move everyone's attention to Slide #8. I think the important aspect of -- once again, this slide is to give an illustration of what we think the bank holding company, BHC or FHC financial holding company, which is an elective under the bank Holding Company Act that we may decide to take. Once again, very well-capitalized. I do want to point out, we have a note at the bottom of the slide talking about the $173 million of goodwill. Now, I think it's important to know, where does that come from? So in the BDC, we've got our payments business, which is kind of very healthy, plus $100 million valuation, our Tech solutions business, other portfolio companies that I believe the total value of those businesses is around $250 million. Net of debt gets down to $173 million. Well, in a BDC, you've got to purge your earnings. So, those assets are on our books at 0. When they get transferred to the bank, using purchase accounting. I do want to point out, these statements are not audited and can't be relied upon nor any of my forward leading comments here. I really enjoy making those statements, by the way, I want you to know that. But relative to that particular $173 million number, we have people look at it and go, Gee, that's just your typical basic grandmother, or grandfather's goodwill, where about $100 million of assets, and I paid $110 million, $120 million because I'd like to have the whole thing fit together because I'm paying a premium above book or it's on the books. Well, it's the same principle and most likely, this will be GAAP-based goodwill, but understand, these are assets that are throwing off $14.5 million to $6 million of EBITDA, $20 million, $25 million of cash flow. And that's a different kind of goodwill than just paying a premium above book value of assets. So, what I'm telling you is GAAP, but it's an important thing to note. When you try to figure out what the tangible book value of this business is, and you don't necessarily include that because those will prospectively be cash flow and earning assets. Slide #9, one of the comments I heard is, Gee, you're going to need to add all these. People are going to have all these expense. We have the mother of all advisory teams. From legal to individual advisers to prospective bank boards, I've got the biggest consulting team I could ever imagine. And with that said, we have expensed this bank going forward. We have factored this and so when we come out with projections in the proxy prospectus. In addition to that, these are people who currently work for the company. I don't think people realize. We do most things that banks do today. And when you look at the resume of Brian Schulman, who was EVP, Chief Credit Officer; Al Spada, who ran the ABL business at Banco Santander; Brian Lawn, who's SVP of People's Banks Commercial Real Estate business; Mike Ogas, it goes on and on and on, including Peter Downs, our Chief Lending Officer, he's got 20 years of experience in banks and Nick Young, who'll be the President. We've got the talent. So, please don't underestimate Newtek.

With respect to doing any new technical at Slide #10. Slide #10, a little bit of an unusual slide. I want to comment that past stock performance and circumstances are not indicative of anything that one can estimate going forward. But this is a very good example of our history, particularly as a BDC, when we completed the conversion on November 12. And we did a Re-IPO transaction. I think there's $12.50 stock price, not including the fleet to the banks. And that was fairly transformative. A lot of people have the same questions that are being asked today but in reverse. Why going to a BDC? Like that doesn't make any sense. No one's going to understand you. And we believe at that point in time that, that particular capital structure would work for us, we can make it work, although we -- although we don't look like any other BDC, we're not even close. We are able to make it work. And that structure fit us well. We're able to raise more equity, we're able to raise more debt. When we're a much larger company today. We're much better capitalized today. And as we look forward, we see continued growth in our future. And a structure that enabled us to grow past a 2:1 cap that we have in a BDC, that enables us to retain earnings so that when we grow, we could potentially grow a portion of our business with bank depository money, instead of having to sell $1 worth of stock at $1.03 or $1.04 of debt every time, which is very dilutive from a share count. So, with that said, this is an indicative slide that one could look at and draw their own conclusions from. Moving to Slide #11. In summary, we have a diversified business model providing multiple streams of income, gain on sale, servicing income, payments, tech, mind you, a lot of these businesses will be sitting up at the bank holding company and we certainly appreciate that diversified stream of income. Is it our first rodeo? We've been a publicly traded company since September of 2000. We've consistently outperformed the Russell and the S&P. We do believe that the bank holding company will be in the best in the long- term interest of the company and all the stakeholders. It's the same company, just dropped into a different structure. You're not going to be seeing us sell toasters and making car loans. I do believe we're going to round out our product offering by being able to offer the NewtekOne dashboard to clients and be able to resell that to other financial institutions. To me, that's extremely exciting. Our interests are very much aligned with shareholders. I mean, I don't know anybody could say they're not aligned. So, if you think the dividend is going to get cut, we're cutting our own dividend to ourselves. And we believe in this particular transformation, just like we believed in that transformation a long time ago in November of 2014 into a BDC. We also think that shareholders can gain from stock appreciation, which they've done in a big way as well as prospectively, subject to regulatory review and earnings receive and board declaration, a bank dividend. We believe by changing our corporate structure, we're going to broaden and enhance our access to finance its growth and actually reduce the risk of the overall company. We also believe we're going to be in a structure that's more readily accepted by a bigger pool of investors. And I also relate back to 2014 when we did a reverse split. And people said, 9 out of 10 business do revert split, the stock was down, 19 out of 20, 99 out of 100 will actually work for us. And we did that to be able to broaden the base of people that could buy the stock, but we're doing that now. This will be a structure that doesn't alienate existing shareholders that have gained from historic capital gains and dividends. And we can't talk about the magnitude at this point in time, but we plan on continuing our business model, which is to grow that business and grow the cash flow over the course of time. We're excited about the NewtekOne dashboard. We'll be able to talk about that more and more as that further develops. And certainly, appreciate everyone's paying attention, and we covered a lot of information today. I'd now like to pass the presentation to Nick Leger. One other thing I want to repeat, information regarding the proposal to withdraw Newtek's election to be treated as a bank of business development company will be contained in the Newtek proxy statement when such document becomes available. Stockholders should read the proxy statement when such document becomes available. The proxy statement may be obtained free of charge and available from the SEC and your website in the company. Go ahead, Nick. Nick? Nick? Operator? Operator^ Yes sir? Barry Scott Sloane^ Okay, Nick's call got dropped and he's dialing back in. Okay. Operator^ Okay. Barry Scott Sloane^ Operator, any chance you could kind of give him a call? Nicholas J. Leger^ Hi, Barry, this is... Operator^ Nick is back online. Barry Scott Sloane^ Okay. Go ahead, Nick. You're up. Nicholas J. Leger^ Thank you, Barry. Good morning, everyone. You can find a summary of our second quarter 2021 results on Slide #39 as well as a reconciliation of our adjusted net investment income or adjusted NII on Slide #41 and 42. For the second quarter of 2021, we had net investment income of $15.5 million or $0.69 per share as compared to a net investment income of $29.7 million or $1.42 per share in the second quarter of 2020. Please note that income related to the PPP is included in investment income. Adjusted NII, which is defined on Slide #40, was $27 million or $1.20 per share in the second quarter of 2021 as compared to $28.5 million or $1.37 per share for the second quarter of 2020. Focusing on second quarter 2021 highlights, we recognized $36.6 million in total investment income, a 21.6% decrease over the second quarter of 2020 total investment income of $46.7 million. Interest income related to the fees from the PPP was the primary driver for the decrease. We recognized $25.5 million of income related to the origination of PPP loans on $297.6 million PPP loan originations during the second quarter of 2021 as compared to $34.7 million of income related in the second quarter of 2020 on $1.1 billion of PPP loan originations. Moving on, there were no material distributions from portfolio companies for the second quarter of 2021 as compared to $2.3 million in the second quarter of 2020. Total expenses increased by $4.1 million quarter-over- quarter or 24.2%, mainly driven by an increase in SBA 7(a) loan referral fees due to the higher loan origination volume, also compensation-related costs and other loan administrative expenses. Realized gains recognized from the sale of the guaranteed portions of SBA loans sold during the second quarter totaled $14.1 million as compared to $1.7 million during the same quarter in 2020. In the second quarter of 2021, NSBF sold 142 loans to $87.4 million at an average premium of 14% as compared to 20 loans sold during the second quarter of 2020 from $19.1 million at an average premium of 7%. The increase in realized gain was attributed to higher SBA 7(a) loan origination volume in the second quarter of 2021, combined with higher average premium prices when comparing to the second quarter of 2020. As I mentioned earlier, income related to the PPP is included in investment income, non-realized gains. Realized losses on SBA non-affiliate investments for the second quarter of 2021 was $2.7 million as compared to $2.9 million in the second quarter of 2020. Overall, our operating results for the second quarter of 2021 resulted in a net increase in net assets of $17.4 million or $0.77 per share, and we ended the quarter with NAV per share of $16.38. I'd like to turn the call back over to Barry. Barry Scott Sloane^ Thank you, Nick. Operator, we'll take questions now. +++ q-and-a Operator^ (Operator Instructions) And your first question comes from the line of Mickey Schleien from Ladenburg. Mickey Max Schleien^ Barry, a high-level question about the conversion to a bank holding company. My understanding is part of the rationale for that is to lower your cost of capital by collecting deposits. So, could you describe to us how Newtek will compete for those deposits? For example, do you see yourself competing with online banks who tend to pay more for those deposits than brick-and-mortar banks? Barry Scott Sloane^ Sure. I think that, first of all, Mickey, there's such a, I'll call it, delta between currently financing growth with $1 of equity through a share issuance and $1.3 million of debt, where our baby bonds are 5% or 6%. To being able to raise money at core retail deposits, whether they're at 1% or 1.5% or even 2%, right? Because it's debt and using the capital base and the leverage, right? So how we go after that? We've got -- we got 100,000 referrals a quarter, 400,000 a year. And when you look at that NewtekOne dashboard, which is an aggregating tool for a business, it's the single sign-on, deposits, loans, payroll, Google Analytics, Visa Mastercard this day this year, this day last year, this quarter, this year, I mean, we're going to have the tools that others are imagining. But then, all this stuff is in place. It's just a function, easy for me to say, my development guys are probably going to shoot me for this, they just have to put it together, make it more and present it. So, with that said, that's currently being worked on. It's not a fantasy, it's not a dream and these are tools that we currently use today. We talk about unlocking shareholder value. This is going to unlock shareholder value that you can't see in a BDC. Most BDC investors don't see us as an operating business. Mickey Max Schleien^ I understand, Barry. So, if -- I want to make sure I have your thesis correct. Are you going to go after the small business borrowers that are your target market in terms of their cash management? Or are you also going to go after the owners of these businesses in terms of their personal cash as well? Barry Scott Sloane^ So, it's a good question, Mickey. We're not intending, and it's a great question, actually. We're not intending to be a, I'll call it, a consumer bank. However, a majority of the deposit money in this country is from business owners of banks that have their commercial account and maybe a personal account in the bank. So, what we might do an accommodation loan here or there, but we're -- we want the business banking relationship. We want to provide those business solutions. We're not going to be in the securities business at all. That's not what we do. We're going to stick to the core things that we do today, lending, payments, insurance, payroll health and benefits, HR solutions, things of that nature. So not -- from that perspective, not that much of a change. Mickey Max Schleien^ That's helpful. So, if we think about all those borrowers that are already existing customers of Newtek, you've underwritten their loans, you have a sense of -- well, more than a sense, you know their balance sheets. Any scope of how much cash is on all those balance sheets that you might be able to capture at least partially their deposits? Barry Scott Sloane^ It's -- I mean, I can't speculate a number, but it's unfathomable. I mean -- and we want to be careful not to step on our alliance partners, and we won't do that. But I mean I've got 25,000 PPP loans. I've got 100,000 referrals a quarter, I mean it's just big, big numbers. And we also have a lot of borrowers today that come into us directly. I mean, we've developed a quite -- quite a significant viral marketing plan because of what we're doing. So, I mean, the concept of, at least in today's world, $300 million, $400 million, $500 million of deposits, that's currently within my imagination, it shouldn't be a big deal over a fairly short period of time. Mickey Max Schleien^ Okay. That's helpful. I understand. I'm going to just switch gears a little bit toward the 7(a) market. As we know, the federal government temporarily suspended the 55-basis point guarantee fee and increased the guarantee to 90%. If I'm not mistaken, that expires next month. That's helped drive up the secondary market prices. So I realize that the question I'm going to ask is difficult to answer. But when you think about your -- given your experience, when we think about the 7(a) market next year with the economy doing well, but without those 2 catalysts along with the potential for interest rates to climb, how do you see 7(a) pricing developing next year? And how do you see 7(a) volumes next year versus this year, which is going to be a phenomenal growth year for the economy? Barry Scott Sloane^ Sure. So, I mean, I'll give you a fairly wide range, Mickey, which hopefully -- I mean, I probably won't help you that much. But I mean, if you go back and you look at the history, it's one 110.5 to 112 type market, and it depends upon whether you're doing the 10-year paper, the 25-year paper in the mix. Plus, from our standpoint, we look to enjoy the benefit of expanding our loan products. So those referrals, they don't come to us for 7(a) loans. They come to us for loans and many of those clients would qualify for bank loans. And with the lower cost of deposits, you can put that business on and make good money off of it. So, we're not -- I think it's important to note, we're still going to focus on, obviously, the attractive business that we've been in, in 7(a) and 504 and non-conforming, but great growth opportunity for us. And I think the market next year, I mean the one thing that I don't think we need to be afraid of, well, who knows, I'm not an economist, but people are talking on CNBC this morning about 5% GDP, 9%, you mean big numbers. And you put all this government spending and stimulus out there. So then you got the question of rates rising, which by the way, that's good for banks. So that's one reason why you want to buy the out of favor bank because the out of favor bank didn't really look good when rates were flat, nobody wanted to buy banks and people said, banks are highly regulated. I would like to point out that the OCC put out a billing just last week on SBA and small business lending, which we did -- they want banks to do this profitably and have the right risk measures in it, but it also indicates that they want financial institutions to provide funds to this important segment of the market. Mickey Max Schleien^ Barry, that's helpful. My last question, just sort of looking at next year versus 2019, which, as you pointed out in your prepared remarks, was sort of the base here we can think about. How would you compare the time and resources it takes to underwrite a PPP loan versus your non-PPP loans, the ones you've done historically? And how much unit volume do you think the company can now support with its current headcount, but more employees working remotely compared to 2019. Barry Scott Sloane^ So it's a good question, because PPP loans to assemble and fund, I would say it's probably 30% to 50% of the labor. Now, the back-end however, which is the credit memo, the committee and the funding, because you've got to take leans and do a lot of other stuff. It's not just the amount of labor. It's -- the fallout rate from a PPP loan once you have it aggregated is not very high. So you'll have a greater fallout rate. So -- but when you talk about how we've improved our capacity to do more business. And that's why I go back to that 2019 adjusted NII to current dates, particularly in this construct that will enable us to grow more. These are all very powerful additives that put us in a position for the future that we want to have the best corporate structure to take advantage of it. So I'm going to tell you that, we put it this way. Let's say, the 25,000 units I'll just cut a number and this is not a number that you should rely upon. But let's say, its equivalent to 5,000 units. I mean, the ability to do significantly more loans has been enhanced, and these loans are bigger sizes as well. I mean, the average loan size of nonconforming is $5 million. The average loan size, I think of a PPP was like $50,000. The average loan size of our 7(a) business is about $800,000. So I'm not suggesting that we're going to do $5 million of 7(a) loan. But you can see that with the advancements that we've made in technology and management changes, we've grown the business significantly and I believe in the right direction and are well positioned for growth in the future. Operator^ And your next question comes from the line of Paul Johnson from KBW. Paul Conrad Johnson^ Congrats on a good quarter. Obviously being an important facilitator of a critical program for the U.S. economy. But as you approach, I guess, the closing date or the proposed kind of closing date of the merger or the acquisition of the bank. Do you expect to make any changes to your capital structure along the way in anticipation of the conversion? Barry Scott Sloane^ No, I don't. I don't expect to see changes in the capital structure. I do not. Paul Conrad Johnson^ Okay. And what about loan originations, is it pretty much business as usual or do you expect to make any kind of changes to, I don't know, the type of yields that you're putting into the book or the type of loans that you're underwriting, any changes to your underwriting practices? Barry Scott Sloane^ Yes. Obviously, we're a little bit more selective relative to credits coming to us that we think are pandemic or COVID problematic, things like gyms and here launch for example, which we wouldn't have thought twice about, now we do. So we're a little bit more selective in certain categories and other categories we like a little bit more. So I think it's still a very big diversification box with respect to SIC codes industries and geographies. But narrower, with respect to the mix, now, I think we gave pretty good guidance on what we think the 7(a) book will look like, the 504 book, the NCL book. Now, I think it's - - this business is -- and I think it's a good question because, once again, I want to repeat this. This is the same business that's going to be dropped into a different structure. And we're going to add a few product lines to it. But it's going to be -- we're going to be positioned in a different light. Newtek Bank & Trust and Newtek the bank holding company will be looked at entirely different by customers than Newtek, the BDC, particularly with the dashboard. Paul Conrad Johnson^ Sure. That's understandable. And then, switching over to the salary expense for the quarter. It's understandable that that's obviously higher quarter-over-quarter. I know, you noted that you had increased headcount by about 25% or so. I mean, do you expect salary expense to be kind of running around these levels sort of up into the acquisition or do you expect them to moderate at all kind of post PPP? Barry Scott Sloane^ Could you repeat that, Paul? I'm sorry, I'm not sure I gathered that. Paul Conrad Johnson^ Sure. Yes. I'm just asking about the salary expense. Do you expect to be running higher salary or even just higher overall G&A kind of heading into the acquisition at all? Barry Scott Sloane^ Yes. I think you've already got it embedded. So what you've seen through Q1 and Q2, I think you've got it -- I think it's already there. I mean, I think it's important to note Paul. We've been adding to staff for growth. And whatever the structure we wind-up in, we've added to the staff. We've added to the staff to do PPPs. No, I don't see any major change. I mean, frankly, I could tell you expenses that will get reduced from being in the bank holding company and the bank structure than being in a BDC structure. A lot of these entities are going to wind-up going into the banks. You don't need tax returns. You don't need independent stock ones. We've got this well calculated. So no, we don't see expenses going crazy in here. Paul Conrad Johnson^ Do you think that you would have to make any additional hires for -- prior to closing for the bank? Barry Scott Sloane^ Maybe 1 or 2. But I think the hiring of Nick Young, also, I mentioned in the second addendum deck, some of the in-house talent that we have that have 20, 30 years experience in the bank environment can fill some of these things. And obviously, we're very well advised, we're very well-schooled across the board from our advisory team. So we know what we need to do, what we need to put in place. We're doing what we need to do to position ourselves. And obviously, a lot of that will also come out based upon our discussion with the regulators as we go forward. But no, I think we're -- I think we've got good estimates out there of the business and whatever form we wind up in. Paul Conrad Johnson^ That makes sense. And lastly, my question, either for you or Nick, if you can answer this. But I realized you chose to retain and come down at the control income or the control company level for this quarter. We haven't seen the filings yet. You would expect to see that be showing up obviously and slightly higher marks maybe for the control investments, but I see there's roughly like $8 million or so of unrealized depreciation and the affiliate investments this quarter. Is there anything in particular that was driving that depreciation? Barry Scott Sloane^ Nick, can you answer that one? Nicholas J. Leger^ Yes. I think that was just when we took a look at some of the run rates on some of the portfolio companies, just making sure that the multiples are in line with the forecast, nothing out of usual. Operator^ And your next question comes from the line of Scott Sullivan from Raymond James.

Scott Sullivan^ Congrats on a good quarter. You're breaking some interesting barriers in the FinTech space here, only -- the only one theory to be serving the middle market business. Pro forma, how do you compare Newtek versus Lending Club, SoFi, Square, or even a Live Oak? Barry Scott Sloane^ They're kind of interesting comparison Scott, in that lending club, SoFi were nonbank lenders that wound up merging into or acquiring a bank. Live Oak, I believe started off as a bank with a technology bent to it. So they're all a little bit different. Lending Club and Sofi consumer lenders. Live Oak is probably the closest thing to us relative to a fairly significant footprint in government-guaranteed loan programs as well as only having one branch. Their expense ratios are entirely different than ours, which we're proud of ours versus theirs. So I think that they're all very decent comparisons, particularly when the market looks at them and doesn't value them, add multiples of tangible book because they all trade at 2, 3, 4x tangible book, not too dissimilar from how we traded in a multiple to our BDC now. And at the end of the day, stocks trade based upon, I mentioned -- it's the old adage we learned in school. It's future earnings stream. And the reason why banks typically traded at low multiples of book was they couldn't really grow the business much, because they did very few things and in a competitive environment. By the way, no different from a BDC. So the fact that we were different than every other BDC is what enabled us to get that stock price appreciation as people became -- begun to become more comfortable with us and familiar with the model. So those that got in early, when we made that transformation did well. And what we're trying to do here is to educate people in as best way as we can with being transparent and give as much information without going too far ahead of ourselves. But I think those are decent comparisons for us, because in all cases, those are organizations that felt that a banking structure and a banking environment reduces risk and improves their ability to grow and diversifies their funding sources. Scott Sullivan^ Fantastic. And I don't want to put words in your mouth. But I believe I heard you say CapEx is not going to be materially higher. Can you speak to any development costs with the dashboard or any other technology enhancements you see before? Barry Scott Sloane^ Yes. Obviously, we've begun discussions and I should say we will be beginning discussions. I don't know if they've actually taken place yet with the core platform provider to begin to integrate what they have into the dashboard. Obviously, the payroll software we've got be insurance agency software. We've got the volt, we've got the new tracker system we already have. We have the capability to project all of that other data that I talked about, the Visa Mastercard. So these are all pieces that we have. It's really a function of our internal development team putting that product together. And we've actually got some time to do it before opening day, which we forecasted 6 to 9 months, 6 to 12 months out. So we have some work to do. But we've always been a bootstrap company. And we've been able to develop real good technology without spending crazy dollars on it. Operator^ And your next question comes from the line of Robert Dodd from Raymond James.

Robert James Dodd^ One of the slides -- I mean, you said in 30, 45 days, you'll give some preliminary guidance for the first quarter '22 dividend. And the footnote, obviously, presuming is still a BDC. If things go according to your expected time scale, which I recognize is tricky. Would you actually expect to still be a BDC in the first quarter? I mean, you've said it could take 6 to 12 months to get approval for the bank purchase and would you leave the DBDC election potentially to -- presuming it's approved to the very end or would you anticipate doing that earlier in the cycle? Barry Scott Sloane^ I think it's -- without getting into the precise timing of what transpires, I do think it's more likely than not so as a probability. So I'm saying it could go either way, but more likely than not, we'll probably be paying a BDC dividend in the first quarter. Robert James Dodd^ Understood. On one of the questions, kind of a follow- up to Paul's question, when would you -- I mean the BDC baby bonds you have outstanding I mean, to your point, they're quite expensive by a lot of -- certainly compared to deposits. When would you anticipate potentially refinancing those out, or do you currently expect that you're just going to roll those into the bank liability structure? Barry Scott Sloane^ So thanks for the question, Robert. I -- by the way, that's a great question from a transparency standpoint. So my belief is that the covenants in those bonds are really leverage covenants. So that theoretically as long as we don't violate that leverage covenant on a consolidated basis, they can remain outstanding. And one of the bonds is fully callable. The other one I think is callable after February with some kind of a make-whole provision for a 12 month window. I think that we will wind up working through that with bondholders, and we've got a lot of options on that. So not -- that isn't a concern. We probably have -- and we've had conversations with several of our bank lenders. So we're going to need to make some adjustments on that here and there, but not a big major -- I'm not overly concerned about the baby bonds or where we're situated with some of our other lenders at this point in time. Robert James Dodd^ I appreciate that. The covenants were exactly what I was getting at, so I understood on that front. And then just last one, if I can, a follow-up to Mickey's question. Barry Scott Sloane^ Please. Your questions are good. They actually help me. Robert James Dodd^ On the -- most business deposits in the U.S. I mean there's a lot of them but they're not typically in time-locked, CDs, et cetera. Would you anticipate that -- your deposit targeting, sourcing and cost of funds, is that anticipated more to be short-term callable deposits or do you expect CDs to play a material role in that? And if so, where are you going to get the CD source from because they're typically not going to be -- I wouldn't think, business deposits aren't typically locked up like that.

Barry Scott Sloane^ Sure. I think the answer really, Robert, is a little bit of both. Once again I go back to the dashboard, the relationship that we have with borrowers and the ability to offer them more than just a rate. So no, I see us with having developed both core retail deposits and in some cases which you've described, which some of the other Fintech lenders have tapped into like Square, for example, I believe the entity they acquired was an industrial loan corp. I can't say for sure but most ILCs are limited, and they can't take demand deposits. So those have got to be retail-related and brokered, so to speak. So I think that we'll have a mix of both but I don't think we're going to -- I do believe we're going to be able to bring in with our each core retail deposits as well as a full mixture of funding. Operator^ And your next question comes from the line of Rob Brock from Point Partners (sic) [West Family Investments]. Rob Brock^ Congrats on a great quarter, and congrats on your decision to change your corporate structure. I think it's going to be a -- create a lot of value for your investors. My question this morning for you Barry has to do with the operating businesses like your cloud business and your payroll business, how might these change or benefit as part of a bank holding company? Barry Scott Sloane^ So I think that all of the portfolio companies are projected to be part of the bank holding company. So merchant solutions, payroll, insurance, tech solutions will be part of the bank holding company and obviously, we will be having discussions with the regulators. We feel pretty good at this point that what we have will fit into a bank holding company or a financial holding company structure. It's conceivable, it may not, we'll have to deal with that if that occurs. But we think that going to your financial institution and being able to have all of your organizational documents, your operating agreement, your secretary certificates, your leases, your insurance policies, employment agreements all your core documents stored there, which is what we do today in our secure file-vaults. We take in loans or we take in data using the file vaults through. The other services or solutions that we have is a great value-add for a customer. So that's where we see that fitting in. So remote work, remote computing, mobile computing whether it's through a smartphone or a laptop today, really important. And businesses that are 5 to 50 employees, they can't afford a CTO or a CIO. And those entities really -- they can't go to Azure or AWS. They need somebody that can help them that'll pick up the phone and answer your questions. That's what we do in managed tech solutions. And it's been -- it always hasn't been a bed of roses, but it's been pretty good lately, as you could see by the pickup. And these businesses, tech businesses typically trade at really good multiples and drive cash flow and provide other forms of recurring income rather than spread income that you get from a bank on coupon versus deposit expense. So we're pretty excited about putting these solutions together, and we think we're going to get a lot of traction. We think that there's good reason to be doing this. Operator^ And your next question comes from the line of Arham Khan from Arham Khan and Partner.

Unidentified Analyst^ Just wanted to start with some high-level questions for you. Wanted to ask you about diversification. As we move out of COVID we're still kind of in this area where we're vaccinated but we're not fully protected, and we started learning. So I wanted to know if there's opportunities that you're looking at now that you might not have looked at 12 months ago that are starting to become attractive? Barry Scott Sloane^ Arham, is that from a lending perspective or business or... Unidentified Analyst^ Yes, from a lending perspective. Barry Scott Sloane^ I would say we're cautious because of the Delta variant. And although speculatively I think the Delta variant will come and go quickly because of the level of vaccination, it's still all over the news. This morning Southwest, for example, reported that they've got a lot of cancellations on flights in near terms, which is indicative of the fact that consumers are being concerned and changing some of their behavioral patterns. So I just think that, no, we have not -- we still have a bit of a caution flag for things like travel and entertainment and I think businesses of that nature. So no, we're not -- and as a lender, if we get a coupon we win. If the business goes bad, you get a haircut. So it's not -- so we try to be cautious from a lending standpoint. Unidentified Analyst^ Okay. Okay. And then just to follow-up on the regarding geographic diversification, are there any regions that you're looking at, anything that's shaking up over the last couple of years -- the last year that you're seeing? Maybe there's regions that you want to diversify into that you don't have a presence in, people are moving or any democratic shifts? Barry Scott Sloane^ Yes. That's -- by the way, diversification has been a great asset to Newtek. As we don't have -- I think we've got one state that's at 11 and then everything else was below double digit. So when you take the top 4 states, Texas, New York, Florida, and California. That probably represents about 65% of GDP, and we're probably half of that when you add up all those states for us. So you really didn't want to have too much in New York City or too much in L.A. and who would have ever believed we were going to have a pandemic. Some of the things we're saying or seeing is like who would ever believe that would ever happen, but it did, which is why diversification is really good. So no, we're not looking at undiversified. We're not looking to concentrate in a Texas or a Florida where there's growth, we like diversification. We think that's the best way to manage a risk. Unidentified Analyst^ Okay. Okay. Got it. And then to follow-up on somebody else's questions that I've actually spent some time on not particularly because I'm interested into it, but because you just can't avoid it at this point. And it's about the lending close and many other of these Fintech lending platforms, some of which are nothing more than simply just aggregators, some of them do more as you see some of them are acquiring banks. But I think they all tell different things. Some of them have predicted modeling, underwriting, different things like that. But at the end of the day, what I believe they're really disrupting is just enabling some technology that certain banks in the past a lot of them had not embraced. But you're coming in from a BDC structure, but you're already Newtek where you have technology-enabled infrastructure for your clients. Where do you stand in incorporating that kind of technology because they are taking some market share away from certain banking institutions, but they're doing that through, what I believe is, either coming down on the spreads between, for example, credit cards versus personal loans or just enabling technology, how do you come in and make sure that doesn't happen? Barry Scott Sloane^ I mean one could take the decision that a credit card, a consolidation loan from the lending club is a termed-out credit card that gives the borrower a benefit because they've got term, reduces their payment and they're able to utilize technology to come to the same credit decision as they did in the credit card. That's not Newtek. We do full any loan over $350,000 government and uninsured piece, we're doing a full underwriting 20 to 25-page credit review. So we use technology to expedite some of the processes that banks have used. For example, we don't need branches and we don't need 200 or 2,000 commercial bankers because of our utilization of technology. However, people look and put credit memos together, lawyers in-house that know how to gather the documents and close the deal and make sure we get all available liens, closers. We don't -- that's not something that we skimp on. So we think that we've actually got the technological solutions that not only our bank can use, but other banks can use to be able to reduce losses now. When you look at some of these other Fintechs the credit review from a personal standpoint, it's really not much more different than a consumer loan. So I guess my point being is I don't know once that activity gets sort of filled where they go with it. And they are taking advantage of that low-hanging fruit. We are too or would as well, but we do have a much more longer-term vision with respect to utilizing technology to acquire clients to get 100,000 referrals to be able to fill up a file- vault securely so that the borrower can connect their lawyer, their internal controller, their tax return preparer. I mean those are the things that improve a customer experience but don't cut on being able to underwrite and put a fully-funded package together. That's a major difference between us and them at this point in time. We've used our tech -- we don't have a black box, there's no algorithm. It's basically 5 Cs of credit, which can be converted into some of that, but it's still a full underwriting. Unidentified Analyst^ Best of luck and congratulations on the recent announcements. Operator^ Your last question comes from the line of Mickey Schleien from Ladenburg. Mickey Max Schleien^ Barry, just a quick follow-up. Do you think the federal regulators are going to require Newtek to appoint a CFO to meet their regulatory requirements? Barry Scott Sloane^ Yes, we will most likely have a CFO at the bank level for sure.

Mickey Max Schleien^ And is that -- do you have candidates inside the organization that you can think can take on that role? Barry Scott Sloane^ I do. I will say that I think from our perspective that the candidate or candidates need to have extensive experience dealing with bank regulation, compliance, I think the forms or the 13 Forms for making sure that all the ratios are intact. So yes, I mean we have a pretty good pool of applicants internal and external to the company at this point in time to be ready if that event does take place. Operator^ And there are no further questions at this time. Barry Scott Sloane^ Okay. Well, I want to thank everyone for joining the call. I greatly appreciate the interest. I know this was a long one but very worthwhile and gave us a good opportunity to disseminate a lot of information under fair disclosure to all the investors and analysts out there. So thank you very much. Look forward to reporting the third quarter. Have a good day. Operator^ This does conclude today's conference call. Thank you for your participation. You may now disconnect.